Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement of Carolina Bank Holdings, Inc on Form S-8 ( the Carolina Bank Holdings, Inc. 1997 Incentive Stock Option Plan) of our report dated January 29, 2003, relating to the consolidated financial statements of Carolina Bank Holdings, Inc. and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, which report is included in the December 31, 2002 annual report on Form 10-KSB of Carolina Bank Holdings, Inc.

/s/ Cherry, Bekaert & Holland, L.L.P.

Greensboro, North Carolina

June 2, 2003